EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS REVISED FOURTH QUARTER AND YEAR END RESULTS

Broomall, Pennsylvania.  March 3, 2014 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) today issued revised results, amending the results previously reported in its Press Release dated January 22, 2014 for the quarter and year ended December 31, 2013.  The revision relates to the accounting treatment for the Company’s fourth quarter sale and lease of a branch office.  After consulting with our independent auditors, the Company originally reported a $667,000 pre-tax gain on sale of fixed assets.  Upon further review performed during the preparation of the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, it was determined that the transaction is more appropriately accounted for as a deferred gain on sale of fixed assets and will be recognized in income over a 12 year period beginning January 1, 2014.  Also related to the gain on sale of fixed assets the Company’s income tax expense was reduced by $227,000.  As such, the previously reported fourth quarter and year end results for 2013 have been revised and are shown below.

The Company reported net income of $21,000 or $.0045 per share for the quarter ended December 31, 2013 as compared to $435,000 or $.08 per share for the quarter ended December 31, 2012.  Net interest income increased $127,000 or 3.6% to $3.6 million and other income increased $23,000 to $221,000 for the quarter ended December 31, 2013 as compared to the same period in 2012.  Other expenses decreased $229,000 or 7.2% to $2.9 million while the provision for loan losses increased $400,000 to $450,000 for the quarter ended December 31, 2013 as compared to the same period in 2012.  Income tax expense amounted to $434,000 for the quarter ended December 31, 2013 as compared to $41,000 for the same period in 2012.

The increase in net interest income for the quarter ended December 31, 2013 was due to a $153,000 or 21.3% decrease in interest expense on customer deposits and other borrowings, which was partially offset by a decrease of $26,000 or 0.6% in total interest income.  The increase in other income was primarily due to rental income from certain REO properties.  The decrease in other expenses primarily resulted from lower amounts of salaries and employee benefits, FDIC deposit insurance premiums and provision for loss on REO which were partially offset by higher amounts of professional fees and other non-interest expenses.  The increase in the provision for loan losses was primarily due to $712,000 in net loan charge-offs taken in the fourth quarter of 2013 as compared to $416,000 in net loan recoveries in the fourth quarter of 2012.  The increase in income tax expense was primarily due to the Company’s decision to record a $386,000 valuation allowance on its remaining capital loss carry-forwards which expire over the next three years.

For the year ended December 31, 2013, net income amounted to $1.4 million or $0.29 per share as compared to net income of $2.5 million or $0.48 per share for the year ended December 31, 2012.  Net interest income decreased $47,000 or 0.3% to $14.2 million and other income decreased $1.2 million to $777,000 for the year ended December 31, 2013 as compared to 2012.  Other expenses decreased $49,000 or 0.4% to $11.9 million and the provision for loan losses decreased $125,000 or 12.2% to $900,000 for the year ended December 31, 2013 as compared to $1.0 million for 2012.  Lastly, income tax expense amounted to $760,000 for the year ended December 31, 2013 as compared to income tax expense of $659,000 for 2012.

The decrease in net interest income for the year ended December 31, 2013 was due to a $797,000 or 4.6% decrease in total interest income, which was partially offset by a decrease of $750,000 or 23.4% in interest expense on customer deposits and other borrowings.  The decrease in other income was primarily due to an $806,000 decrease in gain on sale of fixed assets and a $318,000 decrease in gain on sale of REO.  The decrease in other expenses primarily resulted from a lower provision for loss on REO, lower FDIC deposit insurance premiums and a decrease in loan and REO expenses.  These decreases were partially offset by increases in professional fees, salaries and employee benefits expense and occupancy and equipment expense.  The decrease in the provision for loan losses during 2013 compared to 2012 was primarily due to a lower level of delinquent and non-performing loans.  The increase in income tax expense was primarily due to the Company’s decision to record a $386,000 valuation allowance on its remaining capital loss carry-forwards which expire over the next three years.

The Company’s total assets decreased $35.4 million or 7.7% to $425.5 million at December 31, 2013 as compared to $460.9 million at December 31, 2012.  Cash and cash equivalents decreased $67.1 million or 59.7% to $45.2 million, while net loans receivable increased $20.0 million or 7.2% to $298.9 million.  Investment and mortgage-backed securities increased $12.5 million or 29.9% to $54.4 million at December 31, 2013.  Customer deposits decreased $25.7 million or 6.9% to $345.4 million and other borrowings increased $176,000 or 5.4% to $3.4 million at December 31, 2013.  Total stockholders’ equity amounted to $70.2 million or 16.5% of total assets as of December 31, 2013 compared to $80.0 million or 17.4% of total assets at December 31, 2012.  The $9.8 million decrease in total stockholders’ equity was primarily due to $10.9 million in share repurchases and $1.0 million in dividends paid which were partially offset by $1.4 million in net income for the year ended December 31, 2013.

Nonperforming assets decreased $2.0 million to $5.7 million or 1.35% of total assets at December 31, 2013 as compared to $7.7 million or 1.67% of total assets at December 31, 2012.  The nonperforming assets at December 31, 2013 included $2.5 million in nonperforming loans and $3.2 million in other real estate owned.  The decrease in nonperforming assets was primarily due to a $3.1 million decrease in nonperforming loans that primarily resulted from the transfer of $2.4 million of former nonperforming real estate loans to REO during the year ended December 31, 2013.  As of December 31, 2013, nonperforming loans included $1.4 million in single-family residential real estate loans, $744,000 in commercial real estate loans and $412,000 in student loans, which are fully guaranteed by the U.S. Government.  The allowance for loan losses amounted to $4.2 million or 166.7% of nonperforming loans at December 31, 2013 as compared to $4.9 million or 87.8% at December 31, 2012.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates eight full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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The table below sets forth the unaudited results for the three months and year ended December 31, 2013 and the primary changes from the previously announced unaudited financial results.  These changes will be reflected in the Company's audited consolidated financial statements included in the Company's Annual Report Form 10-K for the year ended December 31, 2013, which will be filed on or about March 19, 2014.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31, 2013				Year Ended December 31, 2013
	January 22, 2014 Press Release	Revised	Change		January 22, 2014 Press Release	Revised	Change
Interest income	$4,182	$4,182	$	---	$16,612	$16,612	$	---
Interest expense	565	565		---	2,460	2,460		---
Net interest income	3,617	3,617		---	14,152	14,152		---
Provision for loan losses	450	450		---	900	900		---
Other income	888	221		(667)	1,444	777		(667)
Other expenses	2,933	2,933		---	11,861	11,861		---
Income before income tax expense	1,122	455		(667)	2,835	2,168		(667)
Income tax expense	661	434		(227)	987	760		(227)
Net income	$461	$21		$(440)	$1,848	$1,408		$(440)

Basic earnings per share	$0.10	$0.00		$(0.10)	$0.38	$0.29		$(0.09)

Dilutive earnings per share	$0.10	$0.00		$(0.10)	$0.38	$0.29		$(0.09)

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)

	January 22, 2014 Press Release	Revised	Change
Total assets	$425,275	$425,502	$227
Cash and cash equivalents	45,224	45,224	---
Investment and mortgage-backed securities	54,378	54,378	---
Loans receivable - net	298,877	298,877	---
Deposits	345,378	345,378	---
Other borrowings	3,437	3,437	---
Total stockholders' equity	70,609	70,169	(440)

Number of shares outstanding	4,467	4,467	---

Book value per share	$15.81	$15.71	$(0.10)